[GRAPHIC OMITTED]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  JUNE 8, 2005

TO THE STOCKHOLDERS OF SYMBOLLON PHARMACEUTICALS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Pharmaceuticals, Inc., a Delaware corporation ("Symbollon"), will be held at our executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on June 8, 2005 at 10:00 a.m., local time, for the following purposes:

1. To consider and act upon the election of one director as the Class III director to serve on our Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2008;

2. To consider and vote upon a proposal to amend Symbollon's Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 18,750,000 shares to 93,750,000 shares;

3. To consider and act upon a proposal to amend Symbollon's 1993 Stock Option Plan to increase the aggregate number of shares of stock authorized for issuance and delivery in connection with awards under such Plan from 1,600,000 shares of Class A Common Stock to 3,200,000 shares of Class A Common Stock;

4. To consider and act upon a proposal to ratify the appointment of Vitale, Caturano & Company, Ltd. as the independent auditors of Symbollon for the current fiscal year ending December 31, 2005; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 15, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                       By the order of the Board of Directors,

                                                PAUL C. DESJOURDY
                                               Assistant Secretary
Dated: May 3, 2005

                         SYMBOLLON PHARMACEUTICALS, INC.

                                 37 LORING DRIVE
                            FRAMINGHAM, MA 01702-8768
                                 (508) 620-7676

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Pharmaceuticals, Inc. ("Symbollon") for the Annual Meeting of Stockholders to be held at our executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on June 8, 2005 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to our Assistant Secretary, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: (1) for the election of the nominee set forth under the caption "Election of Director;" and (2) for the proposed amendment to Symbollon's Certificate of Incorporation, (4) for the proposed amendment to Symbollon's 1993 Stock Option Plan, and (5) for the ratification of the appointment of Vitale, Caturano & Company, Ltd. as our independent auditors.

         The approximate date on which we intend to mail or otherwise deliver copies of this Proxy Statement and the accompanying form of proxy to our stockholders is May 5, 2005.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of our Class A Common Stock, $.001 par value per share (the "Common Stock"), of record as at the close of business on April 15, 2005, are entitled to vote at the meeting. On the record date there were issued and outstanding 6,114,761 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding shares of Common Stock, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominee as a director. The affirmative vote of a majority of the outstanding shares is necessary to approve the proposed amendment to Symbollon's Certificate of Incorporation. A majority of the votes cast is necessary to approve the proposed amendment to Symbollon's 1993 Stock Option Plan, and to ratify the appointment of Vitale, Caturano & Company, Ltd. as our independent auditors. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the meeting for quorum purposes, but not in the tabulation of the votes cast on proposals presented to stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to amend Symbollon's Certificate of Incorporation to increase the authorized number of shares.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed will be borne by us. In addition to the solicitation of proxies by use of the mails, our officers and employees may solicit proxies by telephone or other means of communication. We, through our transfer agent, will request brokerage houses, banking institutions, and other custodians, nominees and fiduciaries, with respect to shares of Common Stock held of record in their names or in the names of their nominees, to forward the proxy material to the beneficial owners of such shares and will reimburse them for their reasonable expenses in forwarding the proxy material.

                               BOARD OF DIRECTORS

Election of Director

         Pursuant to our Certificate of Incorporation, as amended, our Board of Directors, which currently consists of five members, is divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The term of the Class III director expires at this Meeting. The terms of the Class I and Class II directors will expire at the 2006 and 2007 Annual Meetings of Stockholders, respectively. A director is to be elected at this Meeting to fill the term of the Class III director that expires at this Meeting. The Board of Directors has proposed Jack H. Kessler as nominee for reelection as our Class III director at this Meeting. If elected to be the Class III director, such nominee will serve until the expiration of his term at the Annual Meeting of Stockholders in 2008 and until his successor is elected and qualified.

         Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote at the meeting the shares of Common Stock to which the proxy relates to elect the nominee named above. The nominee is currently serving as a director of Symbollon. The Board of Directors recommends that the nominee be elected as a director of Symbollon and it is intended that the accompanying proxy will be voted for his election as a director, unless the proxy contains contrary instructions. We have no reason to believe that the nominee will not be a candidate or will be unable to serve. However, in the event that the nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person as shall be designated by management.

Members of the Board of Directors

         The following table provides the names and ages of the nominee and the other members of the Board of Directors, their respective principal occupations or employments during at least the past five years and the period during which each has served as a director of Symbollon.


                                           Director                 Principal Occupation, Other Business
               Name                  Age     Since                   Experience and Other Directorships
               ----                  ---   --------                 ------------------------------------

               Nominee for Election as Class III Director to Serve
                  Until the 2008 Annual Meeting of Stockholders

Jack H. Kessler, Ph.D........        54       1986     Chief  Executive  Officer of Symbollon  since  December  1999,
                                                       Chief  Scientific  Officer and Secretary  since May 1991,  and
                                                       Chairman  of the Board of  Directors  of  Symbollon  since May
                                                       1996.  Executive  Vice-President of Symbollon from May 1991 to
                                                       December  1999.  Symbollon's  sole  stockholder,  officer  and director  from  1986 to 1991.  From  January  1990  until  May
                                                       1991,  principal  systems engineer for Kollsman  Manufacturing
                                                       Company,  a  diagnostic  instrument  design and  manufacturing company.

                     Class I Directors Whose Terms Continue
                  Until the 2006 Annual Meeting of Stockholders

Paul C. Desjourdy............        43       1996     President,  Chief  Operating  Officer and  General  Counsel of
                                                       Symbollon since December 1999,  Chief Financial  Officer since
                                                       September  1993, and Treasurer  from May 1994.  Executive Vice
                                                       President of Symbollon  from July 1996 to December  1999,  and
                                                       Vice-President - Finance and  Administration of Symbollon from
                                                       September  1993  to July  1996.  Attorney  at the law  firm of
                                                       Choate  Hall &  Stewart  from 1989 to 1993.  Certified  Public
                                                       Accountant at Arthur Andersen & Co. from 1983 to 1986.

Eugene Lieberstein...........        66       1998     Law  partner at the law firm of  Anderson  Kill & Olick,  P.C.
                                                       specializing   in  patent   procurement  and  litigation  (Mr.
                                                       Lieberstein   and  his  firm  serve  as  patent   counsel  for
                                                       Symbollon)  since March  2000.  Law partner at the law firm of
                                                       Wyatt,  Gerber,  Meller and  O'Rourke  specializing  in patent procurement  and  litigation  (Mr.  Lieberstein  and his  firm served as patent  counsel  for  Symbollon)  from 1993 to March
                                                       2000.  Patent Counsel for Union Carbide  Corporation from 1970 to 1993.


                                       3





                                           Director                 Principal Occupation, Other Business
               Name                  Age     Since                   Experience and Other Directorships
               ----                  ---   --------                 -------------------------------------

                     Class II Directors Whose Terms Continue
                  Until the 2007 Annual Meeting of Stockholders

James C. Richards, Ph.D....          57       1991     President,   Chief   Executive   Officer  and  a  director  of
                                                       EdgeLight   BioScience,   Inc.,   a  privately   held  company
                                                       specializing  in waveguide  technologies,  since October 2000.
                                                       President,   Chief   Executive   Officer  and  a  director  of
                                                       IntelliGene,  Inc., a privately held company  specializing  in
                                                       DNA probe  technologies,  from October 1995 to September 2000.
                                                       President and Chief  Executive  Officer of Symbollon  from May
                                                       1991 to  September  1995.  Director of business  planning  and development for Gene-Trak  Systems, a joint venture originally between  AMOCO  Corporation  and  Integrated  Genetics,  Inc.,
                                                       engaged  in  developing  diagnostic  test  devices  using  DNA probes, from 1986 to 1990.

Richard F. Maradie...........        57       1998     Retired  since  September  2000.   Senior  Vice  President  of
                                                       Commercial  Development  of  Oakwood  Laboratories,  a private
                                                       biopharmaceutical    company    developing    drug    delivery
                                                       technologies,  from April 1998 to September  2000.  President,
                                                       Chief  Executive  Officer and a director of Novavax,  Inc.,  a public  biopharmaceutical  company developing topical and oral drug  delivery  technologies,  from March 1997 to August 1998.
                                                       President,  Chief Executive  Officer and a director of Protyde
                                                       Pharmaceuticals,  Inc.,  a private  biopharmaceutical  company
                                                       developing   products  for  the  diagnosis  and  treatment  of
                                                       cancer,  from  1994 to  1997.  Executive  Vice  President  and
                                                       Chief Operating Officer of Platelet Research  Products,  Inc.,
                                                       a private  biopharmaceutical  company  developing  therapeutic products derived from blood  platelets,  from to 1991 to 1994.
                                                       President,  Chief  Operating  Officer  and a director of VimRx
                                                       Pharmaceuticals,   Inc.,  a  public   pharmaceutical   company
                                                       developing  therapeutics based on natural products,  from 1988 to 1991.


Recommendation of the Board of Directors

         The Board of Directors recommends that the Stockholders vote FOR the nominee.

General Information Concerning the Board of Directors and its Committees

         Our Board of Directors met seven times in the fiscal year ended December 31, 2004. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. The Board of Directors does not have a Nominating Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves. Directors are encouraged to attend annual meetings of our stockholders. Three directors attended our last annual meeting.

         Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of Symbollon between meetings of the Board of Directors, to the extent permitted by law. The current members of the Executive Committee are Messrs. Kessler (Chairman), Desjourdy and Richards. The Executive Committee did not meet during fiscal 2004.

         Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal control which management has established, our process for monitoring compliance with laws and regulations, the independence of the outside auditors and the audit process. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding our accounting methods and internal control procedures. Specific duties of the Audit Committee are set forth in its charter. A copy of its charter is attached as Exhibit A to this Proxy Statement. The current members of the Audit Committee are Messrs. Richards (Chairman), Maradie and Lieberstein. Two members of the Audit Committee, Messrs. Richards and Maradie, are "independent" under the current NASDAQ stock market listing standards and SEC rules for audit committee member independence. We do not have an audit committee financial expert serving on the Audit Committee because the Board of Directors believes that the current composition of the committee is adequate to fulfill its oversight responsibilities in light of the simplicity of our financial statements and accounting procedures. The Audit Committee met one time during fiscal 2004.

         Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for our executives. The current members of the Committee are Messrs. Kessler (Chairman), Maradie and Lieberstein. The Compensation Committee did not meet during fiscal 2004.

Nominations

         We do not have a nominating committee. The Board of Directors believes that the current size of our Board does not necessitate a separate nominating committee. Our Board of Directors, of which three of the five members are "independent directors" under the current NASDAQ stock market listing standards, is responsible for determining the slate of director nominees for election by stockholders.

         We do not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, our Board of Directors may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

         We do not currently have a charter or written policy with regard to the nominating process. Our Board of Directors determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, and pharmaceutical drug development. In general, candidates will be preferred who hold, or have held, an established executive level position in business, finance, law, education, research or government. The Board of Directors will consider these criteria for nominees identified by the Board, by stockholders, or through some other source.
 When current Board members are considered for nomination for reelection, the Board also takes into consideration their prior Symbollon Board contributions, performance and meeting attendance records.

         The Board will consider qualified candidates for possible nomination that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Board of Directors c/o Assistant Secretary at the address listed above: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder's current status as a stockholder and the number of shares currently held.

         The Board will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board will determine which nominee(s) to submit for election at the next annual meeting. The Board will use the same process for evaluating all nominees, regardless of the original source of the nomination.

         No candidates for director nominations were submitted to the Board by any stockholder in connection with the 2005 annual meeting. Any stockholders desiring to present a nomination for consideration by the Board prior to our 2006 annual meeting should do so prior to January 5, 2006 in order to provide adequate time to duly consider the nominee.
Shareowner Communications with Board

         The Board of Directors has implemented a process by which our stockholders may send written communications to the Board's attention. Any stockholders desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Symbollon Pharmaceuticals, Inc. Board of Directors c/o Assistant Secretary, 37 Loring Drive, Framingham, MA 01702. The Assistant Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board members specifically addressed in the communication.

Code of Ethics

         We have a Code of Ethics for our senior officers, including our principal executive officer and principal financial and accounting officer. This code is a statement of our high standards for ethical behavior and legal compliance, and it governs the manner in which we conduct our business. A copy of our Code of Ethics can be found on our web site at www.symbollon.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment or waiver of the Code with respect to our principal executive officer or principal financial or accounting officer by posting such information on our web site.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 15, 2005 for (i) each of the our directors, (ii) each of the Named Executive Officers (as defined in "Executive Compensation"), (iii) all our directors and executive officers as a group and (iv) each person known by us to own beneficially 5% or more of the outstanding shares of Common Stock:


                                                                      Shares of Common Stock        Percent of
       Name and Address of Beneficial Owner (1)                         Beneficially Owned           Class (2)
       -------------------------------------------------------    -------------------------------- --------------

       Dr. Jack H. Kessler (3)(4)                                                         726,514          11.5%
       Paul C. Desjourdy (3)(5)                                                           596,814           9.4%
       Richard M. Lilly (6)                                                               497,106           8.1%
       Richard P. Morgenstern (7)                                                         347,992           5.7%
       Dr. James C. Richards (3)(8)                                                       242,451           3.9%
       Eugene Lieberstein (3)(9)                                                           98,426           1.6%
       Richard F. Maradie (3)(10)                                                          36,250              *
       All Executive Officers
       and Directors as a Group (5 persons) (11)                                        1,700,455          25.3%
--------------------------------------------
* Less than 1% of the Common Stock outstanding.

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) Based upon 6,114,761 shares of Common Stock but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options exercisable within 60 days.
(3) The address of Directors Kessler, Richards, Desjourdy, Maradie and Lieberstein is c/o Symbollon Pharmaceuticals, Inc., 37 Loring Drive, Framingham, MA 01702.
(4) Includes 1,100 shares owned by his minor child and currently exercisable options and warrants to purchase 230,000 shares of Common Stock.
(5) Includes currently exercisable options and warrants to purchase 230,000 shares of Common Stock. (6) Includes 13,000 shares owned by his minor children and 5,500 shares owned by his wife and currently exercisable warrants to purchase 31,346 shares of Common Stock, which Mr. Lilly may be considered to beneficially own, and to have shared investment and voting power with respect to. The address of Mr. Lilly is 11300 Sundance Lane, Boca Raton, FL 33428.
(7) Includes 60,000 shares owned by Pure Holdings, L.P., 10,000 shares owned by Star Investments, L.P. and 157,992 shares held by Mr. Morgenstern as custodian for his children. The address of Mr. Morgenstern is c/o Paul Goodnough, 543 Country Club Drive, Wood Ranch, CA 93065.
(8) Includes currently exercisable options and warrants to purchase 63,750 shares of Common Stock. (9) Includes currently exercisable options and warrants to purchase 43,942 shares of Common Stock. (10) Includes currently exercisable options to purchase 36,250 shares of Common Stock. (11) Includes currently exercisable options and warrants to purchase 603,942 shares of Common Stock held by executive officers and directors as a group.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by us for each of our last three completed fiscal years to our executive officers whose annual compensation exceeded $100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to us or the Named Executive Officers for the periods indicated have been included in such tables.


                           Summary Compensation Table

                                                          Annual             Long Term
                                                       Compensation         Compensation
                                                     ----------------- -----------------------
                                                                             Securities              All Other
       Name and Principal Position           Year       Salary ($)          Underlying          Compensation ($) (1)
                                                                          Options/SARs (#)
------------------------------------------- -------- ----------------- ----------------------- -----------------------

Jack H. Kessler                              2004        $220,000
   Chief Executive Officer, Chief            2003        $225,000             300,000                  $ 693
   Scientific Officer and Secretary          2002        $225,000                                      $ 924

Paul C. Desjourdy                            2004        $220,000
   President, Chief Operating Officer,       2003        $215,000             300,000                  $ 333
   Chief Financial Officer and Treasurer     2002        $215,000                                      $ 444
--------------------------
(1)      For each year includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler:
         $924 for 2002 and $693 for 2003; and Mr. Desjourdy: $444 for 2002 and
         $333 for 2003.


Option/SAR Grants in Last Fiscal Year

         There were no options granted during the last fiscal year to the Named Executive Officers of Symbollon.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table set forth certain information with respect to the number of unexercised stock options and SARs held by each Named Executive Officer on December 31, 2004, and the value of the unexercised in-the-money options and SARs at that date.


              Aggregated Options/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                         Number of Securities Underlying      Value of Unexercised
                       Shares Acquired       Value         Unexercised Option/SARs at       In-The-Money Option/SARs
        Name           On Exercise (#)    Realized ($)           Fiscal Year-End           at Fiscal Year-End ($) (1)
--------------------- ------------------- ------------- ---------------------------------- ---------------------------
                                                        (#)Exercisable   (#)Unexercisable  Exercisable  Unexercisable
                                                        --------------   ----------------  -----------  -------------

  Jack H. Kessler            -0-              -0-           200,000          100,000        $285,000      $142,500
 Paul C. Desjourdy           -0-              -0-           200,000          100,000        $285,000      $142,500
-----------------------------
(1)      The value of unexercised in-the-money option/SARs at December 31, 2004, was determined by multiplying the difference between the fair market value (the closing sales price) of the Common Stock at the close of business on December 31, 2004 ($1.70 per share) and the option/SAR exercise price, by the number of option/SARs outstanding at that date.



                      Equity Compensation Plan Information

                                  Number of securities to                                   Number of securities
                                  be issued upon exercise        Weighted average          remaining available for
                                  of outstanding options,        exercise price of       future issuance (excluding
                                    warrants and rights        outstanding options,        securities reflected in
         Plan Category                      (a)                 warrants and rights              column (a))
                                                                        (b)                          (c)
-------------------------------- --------------------------- -------------------------- ------------------------------

Equity Compensation Plans
Approved by Security Holders              747,500                      $0.56                       521,355
Equity Compensation Plans Not
Approved by Security Holders               10,000 (1)                    --                              0
                                           ------                     ------                       --------
     Total                                757,500                      $0.55                       521,355
                                          =======                      =====                       =======
-----------------------------
(1) Symbollon granted one of its consultants a three year consulting agreement that provides for 5,000 shares of our Class A Common Stock to be issued in advance for each year of service provided under the agreement. In December 2004, we issued 5,000 shares of Class A Common Stock to the consultant for the first year of service.


Director Compensation

         Upon Board of Directors' approval in May 1998, we no longer provides cash compensation to directors for attendance at board or committee meetings. Each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Common Stock at the then fair market value under our 1995 Non-Employee Directors' Stock Option Plan.

The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

         On May 19, 2004, the three non-employee directors were each granted an option to purchase 25,000 shares of Common Stock at the then fair market value of the Common Stock, $1.65 per share, under our 1993 Stock Option Plan. The options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant.

Employment Agreements

         On December 14, 1999, we entered into new employment agreements with Dr. Jack H. Kessler, our Chairman of the Board of Directors, Chief Executive Officer and Chief Scientific Officer and with Mr. Paul C. Desjourdy, our President, Chief Operating Officer, General Counsel, Chief Financial Officer and a director. Both agreements expire in December 2005. In 2005, Dr. Kessler and Mr. Desjourdy will each receive salaries of $220,000 per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of our Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to Symbollon. They will be entitled to participate in employee benefit plans.

         We have the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone our confidential information during the term of their employment or thereafter and will not compete with us utilizing our proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of Symbollon shall be our property.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to our technology, is not expected to be assigned to us. As a result, use of our technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

         For information on our executive loan program for stock option exercise, see "Certain Transactions" below.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires our directors, officers and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish Symbollon with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to us and written representations from our directors and officers, we believe that during 2004 all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were timely satisfied.

                              CERTAIN TRANSACTIONS

         On September 1, 2004, Symbollon sold in a private placement to accredited investors 1,261,692 shares of Class A Common Stock and 630,846 redeemable warrants for $634,300 in cash and $185,800 in prepaid services for manufacturing, consulting and clinical trial expenses. Messrs. Richards, Kessler and Desjourdy each invested $40,000 and Mr. Lieberstein invested $7,000 as part of the private placement on the same terms and conditions as the third party investors.

         During 2004 and 2003, we paid an aggregate of approximately $2,000 and $99,000, respectively, for legal services to Eugene Lieberstein or Anderson Kill & Olick, P.C., of which law firm he was a partner.

         We exchange office space for services with a company owned by the spouse and in-law of one of our officers and directors, Mr. Desjourdy. Mr. Desjourdy is also a director in the other company. The estimated annual value for 2004 and 2003 of the relationship is $9,600 for each year.

         In May 2000, the Board of Directors approved an executive loan program pursuant to which our executives could borrow from us up to $500,000 each for the purpose of exercising stock options. Under the program, any borrowings would be evidenced by a promissory note bearing interest at the applicable federal rate and secured by the underlying shares purchased. In the event the executive's employment with us is terminated prior to December 31, 2005, and the market value of the pledged shares on the date of such termination is less than the principal and accrued but unpaid interest under the note at such time, then our sole recourse for payment of the note would be the pledged shares.

         In January 2001, Messrs. Kessler and Desjourdy exercised options to purchase 211,281 and 251,614 shares of Common Stock, respectively, pursuant to our executive loan program. The principal amounts of the promissory notes for Messrs. Kessler and Desjourdy were $385,645 and $448,915, respectively. For information concerning employment agreements with and options granted to or held by our officers, see "Executive Compensation".

Audit Committee Report

         Symbollon's management is responsible for preparing Symbollon's financial statements, and the independent auditors, Vitale, Caturano & Company, Ltd., are responsible for performing an independent audit of Symbollon's financial statements and expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Audit Committee oversees Symbollon's financial reporting process on behalf of the Board of Directors. In this context, the Audit Committee reports that:

         The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2004.

         The Audit Committee has discussed with Vitale, Caturano & Company, Ltd., our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

         The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as modified or supplemented, and has discussed with Vitale, Caturano & Company, Ltd. that firm's independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

         This report is submitted by the members of the Audit Committee.

                                    James C. Richards (Chairman)
                                    Richard F. Maradie
                                    Eugene Lieberstein

         APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                      INCREASE THE AUTHORIZED COMMON STOCK

      The Board of Directors has approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of stock from 25,000,000 shares to 100,000,000 shares by increasing the number of authorized shares of Class A Common Stock from 18,750,000 to 93,750,000. The Board of Directors believes such amendment is advisable and in the best interest of Symbollon and our stockholders, and unanimously recommends that our stockholders approve this amendment.

Amendment to the Certificate of Incorporation

      This proposed increase in the number of authorized shares of Class A Common Stock will become effective upon Symbollon's filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. We currently plan to file the Certificate of Amendment as soon as reasonably practicable after receiving approval from our stockholders. A copy of the Certificate of Amendment is attached to this Proxy Statement as Exhibit B.

      If this proposal is approved, Section I of Article FOURTH of Symbollon's existing Certificate of Incorporation will be amended to reflect an increase of 75,000,000 shares of the Class A Common Stock. The proposed amendment to Section I of Article FOURTH of our existing Certificate of Incorporation is set forth in its entirety below:

          "FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of (i) Ninety-Three Million Seven Hundred Fifty Thousand (93,750,000) shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), (ii) One Million Two Hundred Fifty Thousand (1,250,000) shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock")."

      The proposed amendment will not change the total number of authorized shares of Symbollon's Class B Common Stock or preferred stock. The Board of Directors reserves the right pursuant to Section 242(c) of the Delaware General Corporation Law, notwithstanding stockholder approval and without further action by the stockholders, to determine not to proceed with this proposed increase in the number of authorized shares of Class A Common Stock if, at any time before the filing of the proposed amendment with the Secretary of State of the State of Delaware, the Board of Directors determines that the increase in the number of authorized shares of Class A Common Stock is no longer in the best interests of Symbollon and our stockholders.

Purpose and Rationale for Proposed Amendment

      We are currently authorized to issue a total of 18,750,000 shares of Class A Common Stock. As of April 15, 2005, the record date, 6,114,761 shares of Class A Common Stock were issued and outstanding, an additional 1,378,346 shares of

Class A Common Stock are reserved for issuance upon exercise of outstanding options and warrants, 521,355 shares of our common stock are reserved for issuance in connection with future grants under the Company's 1993 Stock Option Plan and 1995 Non-Employee Directors' Stock Option Plan and 10,000 shares are reserved for issuance pursuant to consulting agreements. At the Annual Meeting, stockholders will vote on an amendment to our 1993 Stock Option Plan to provide an additional 1,600,000 shares for issuance in connection with future grants. Symbollon has an ongoing offering exclusively to foreign investors of up to 3,750,000 shares pursuant to Regulation S. The securities offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. As a result, we currently have limited shares of common stock available for future issuance to meet our likely requirements. As of the date hereof, Symbollon has no definitive commitments, arrangements or understandings with respect to the issuance of the additional shares of Class A Common Stock we are seeking to authorize.

      The purpose of this proposal is to provide us with a sufficient number of shares of Class A Common Stock authorized for future issuances and for other valid corporate purposes recommended and authorized by the Board of Directors. As stated in our filings with the Securities and Exchange Commission, we will need to raise significant additional funds to pursue the development of potential product opportunities for our technology. As of December 31, 2004, we had total current assets of $1,123,533, which amount is not sufficient to allow us to commence clinical development of any product opportunity for our technology. If we are unable to obtain significant additional funds to support our operations, we will be unable to pursue development of new product opportunities and we may be forced to reduce or cease our operations, and Symbollon's existing stockholders may lose their entire investment in Symbollon.

      In addition to our ongoing Regulation S offering, we intend to seek additional funding to support our future operations through public or private sales of our equity or debt securities, including the issuance of our equity or debt securities in connection with equity lines of credit. We may have to use a very substantial number of our shares of common stock for this purpose, and any such issuances may be at a discount (possibly a substantial discount) from the market price of the shares prior to the issuance. Accordingly, the ownership interest of existing stockholders in Symbollon could be substantially diluted. We also intend to seek funding through potential corporate partnerships, licensing arrangements, and/or merger/acquisition transactions. Aside from the best efforts ongoing Regulation S offering, we currently have no commitments for any funding, and we cannot guarantee that we will be able to secure additional funds or enter into partnerships, arrangement or transactions (other than our recently announced license and co-marketing agreement for IoGen with Bioaccelerate Holdings Inc.) on reasonable terms, or at all. Unless otherwise required by applicable law or regulation, the authorized but unissued and unreserved shares of Symbollon's stock may be issued as the Board of Directors may deem advisable without further action by our stockholders.

Effect of Proposed Amendment

      The increase in the authorized shares of Class A Common Stock will not have an immediate effect on the rights of the existing stockholders. However, if this proposal is not approved, Symbollon may not have the ability to issue sufficient shares to support the corporate purposes described above.

      The shares of Class A Common Stock authorized by this proposal will have the same rights, preferences and privileges of our previously authorized shares of Class A Common Stock. Current holders of our common stock do not have preemptive rights, which means that they do not have a right to purchase a proportionate share of any new issuances of Symbollon's common stock in order to maintain their proportionate ownership of Symbollon. Therefore, the issuance of any additional shares of common stock will have a dilutive effect on the equity and voting power of existing holders of our Class A Common Stock. It may also adversely affect the market price of our Class A Common Stock. The Board of Directors does not intend, in proposing to increase our authorized Class A Common Stock, to dilute any stockholder's ownership in Symbollon without a proper purpose considered to be in the best interest of the stockholders, such as to meet our needs for additional financing and to procure necessary working capital in order to continue our operations and fund our development of IoGen or other potential product opportunities for our technology.

Anti-Takeover Effects

      The Board of Directors is not recommending this proposed amendment with intent to use the ability to issue additional common stock to discourage tender offers or takeover attempts. However, the availability of authorized common stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of Symbollon. The proposed amendment is not in response to any effort on the part of any party to accumulate common stock or to acquire control of us by means of merger, tender offer, proxy contest or otherwise, or to change management.

Approval Required

      The affirmative vote of the holders of a majority of the shares of Symbollon's Class A Common Stock outstanding on the record date is required to approve this proposal to amend our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the effect of votes against the proposal.

 Recommendation of the Board of Directors

      The Board of Directors recommends that you vote FOR approval of the proposed amendment to our Certificate of Incorporation.

           APPROVAL OF AMENDMENT TO SYMBOLLON'S 1993 STOCK OPTION PLAN

         Symbollon's 1993 Stock Option Plan was approved by the directors and stockholders of Symbollon in August 1993 and amended by the directors and stockholders in 1995, 1996 and 1999. The purpose of the 1993 Stock Option Plan, as amended (the "1993 Stock Option Plan"), is to enable us to provide an incentive to certain employees, agents, consultants and directors of Symbollon to contribute to our success. There are currently two employees and three non-employee directors eligible to participate in the 1993 Stock Option Plan.

         The 1993 Stock Option Plan provided that (a) the total number of shares of Common Stock with respect to which options and stock appreciation rights ("SARs") may be granted thereunder is 1,600,000 and (b) the expiration date of the Plan was August 4, 2008. The Board of Directors has adopted amendments to the 1993 Stock Option Plan, subject to the approval of stockholders pursuant to
Section 22 of the Plan, to increase the total number of shares of Common Stock with respect to which options and SARs may be granted thereunder to 3,200,000 shares (the "Amendment"). The Amendment will enable the 1993 Stock Option Plan to continue to achieve its purpose as described in the immediately preceding paragraph. To date, options for an aggregate of 1,218,645 shares have been granted (net of forfeitures) pursuant to the Plan to various individuals, including Messrs. Desjourdy, Kessler, Richards, Maradie and Lieberstein (see "Executive Compensation" above).

         The proposed Amendment (which will be reflected in Section 2(a)), will increase the total number of shares from 1,600,000 to 3,200,000. The following summary of material features of the 1993 Stock Option Plan as proposed to be amended by the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the 1993 Stock Option Plan as proposed to be amended which is attached to this Proxy Statement as Exhibit C and is incorporated herein by reference.

         The 1993 Stock Option Plan may be administered by either the entire Board of Directors or a committee (the "Committee") of two or more directors appointed by the Board of Directors. Members of the Committee must be "non-employee" directors (as defined under Rule 16b-3 promulgated under the Exchange Act). The Board of Directors or Committee, as the case may be, is to determine, among other things, the recipients of grants, whether a grant will consist of incentive stock options ("ISOs"), non-qualified stock options or SARs (in tandem with an option or free-standing) or a combination thereof, and the number of shares to be subject to such options and SARs. In the event that a duly constituted Committee is not in existence at any time, the entire Board of Directors is to administer the 1993 Stock Option Plan.

         The 1993 Stock Option Plan provides for the granting of ISOs to purchase Symbollon's Class A Common Stock at not less than the fair market value on the date of the option grant and the granting of non-qualified options and SARs with an exercise price not less than 85% of fair market value. SARs granted in tandem with an option have the same exercise price as the related option. The 1993 Stock Option Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares as to which ISOs become exercisable for the first time by an optionee during any calendar year exceeds $100,000, the option will be treated as a non-qualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of Symbollon's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the 1993 Stock Option Plan after August 4, 2008 and no option or SAR may be outstanding for more than ten years after its grant.

         Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of Symbollon's common stock, or any combination thereof. The 1993 Stock Option Plan permits us to lend to the holder of an option funds sufficient to pay the exercise price. SARs which give the holder the privilege of surrendering such rights for the appreciation in the Class A Common Stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or Committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally options and SARs may be exercised while the recipient is performing services for Symbollon and within ninety days after termination of such services.

         The 1993 Stock Option Plan may be terminated at any time by the Board of Directors, which may also amend the 1993 Stock Option Plan, except that without stockholder approval it may not increase the number of shares subject to the 1993 Stock Option Plan or change the class of persons eligible to receive options and SARs under the 1993 Stock Option Plan.

Plan Benefits

         The specific future benefits or amounts to be received by executive officers, employees and directors under the 1993 Stock Option Plan as proposed to be amended by the Amendment is not determinable. Since the adoption of the Plan, Messrs. Kessler and Desjourdy have received options for an aggregate of 511,281 and 551,614 shares, respectively, the non-employee director group received options for an aggregate of 118,750 shares, 75,000 of which were received in 2004 (see "Executive Compensation"), and all other employees and consultants as a group have received options for an aggregate of 37,000 shares. No SARs have been granted under the 1993 Stock Option Plan. As of April 15, 2005 the closing market price for a share of Symbollon's Class A Common Stock was $1.70.

         In addition to the 1993 Stock Option Plan, we have in effect a 1995 Non-Employee Directors' Stock Option Plan. See "Executive Compensation - Director Compensation" above for a description of the benefits thereunder.

Federal Income Tax Consequences

         Neither the receipt nor the exercise of an ISO is a taxable event, and if the optionee does not dispose of stock acquired under an ISO prior to the expiration of the requisite holding periods, any gain resulting from the sale of the stock is long term capital gain. In such case we are not entitled to any tax deduction with respect to the grant or the exercise of the option. However, the amount by which the fair market value of shares at the time of exercise of the option exceeds the option price will constitute an item of tax preference for purposes of the alternative minimum tax for the optionee. The statutory holding period is at least two years from the date the ISO is granted and one year from the date the optionee receives his shares of Common Stock pursuant to the exercise. If the stock is disposed of before the end of the statutory holding period, the lesser of the difference between the exercise price and the fair market value of the stock on the date of exercise or the total amount of gain realized on the sale must be reported by the optionee as ordinary income and we are entitled to a tax deduction for that amount. The remaining gain, if any, is taxed to the optionee as long or short-term capital gain. The exercise of an ISO may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an ISO is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an ISO.

         The receipt of a non-qualified stock option issued under the 1993 Stock Option Plan will not result in any taxable income to the optionee or a tax deduction to Symbollon at the time the option is granted. Generally, the optionee will recognize ordinary income at the time the non-qualified stock option is exercised in an amount equal to the excess of the fair market value on the date of exercise of the shares received over the exercise price, and we will be entitled to a tax deduction of an equal amount in the year the optionee recognizes such income. The optionee will have a tax basis for his shares equal to their fair market value at the time the optionee recognizes ordinary income and any additional gain or loss recognized by the optionee on disposition of the shares will generally be a short or long term capital gain or loss and will not result in any additional tax deduction to Symbollon.

         The holder of an SAR will not realize any taxable income upon the grant of such right. The holder will realize ordinary income in the tax year in which payment is realized in an amount equal to the amount of such cash and/or the then fair market value of the shares of Common Stock received upon exercise, and we will normally be entitled to a tax deduction for an equal amount for the same year. Under new Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, recipients of certain equity compensation awards (including certain types of stock appreciation rights) may be subject to a burdensome taxation regime. If Section 409A were to apply to awards under the 1993 Stock Option Plan, the affected participants may be required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described above and to pay substantial penalties. Symbollon does not intend to issue any awards that would be subject to Section 409A until the new rules have been revised or clarified. The above discussion does not specifically address the potential impact of Section 409A.

         In all the foregoing cases we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Internal Revenue Code of 1986, as amended, under which certain compensation payments in excess of $1 million are not deductible by Symbollon. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either Symbollon's Chief Executive Officer or any one of the other four most highly compensated executive officers.

Recommendation of the Board of Directors

         The Board of Directors recommends that the Stockholders vote FOR the proposal to approve the Amendment.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors recommends a vote for the ratification of Vitale, Caturano & Company, Ltd. ("Vitale") as the independent auditors for Symbollon for 2005.

         Vitale served as our independent accountants for its 2004 fiscal year. We have requested that a representative of Vitale attend the annual meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

Principal Accountant Fees and Services

         As described below, BDO Seidman, LLP was our independent auditor for our financial statements included in our Annual Report on Form 10-KSB for review of our unaudited financial statements included in our Quarterly Reports on Form 10-QSB during 2003, but was subsequently replaced by Vitale in December 2003.

         The following is a summary of the fees billed to Symbollon by Vitale for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

         Fee Category                Fiscal 2004 Fees       Fiscal 2003 Fees
         ------------                ----------------       ----------------
         Audit Fees                           $33,500                $20,000
         Audit-Related Fees                         -                      -
         Tax Fees                                   -                      -
         All Other Fees                             -                      -
                                     ----------------       ----------------

         Total Fees                           $33,500                $20,000
                                     ================       ================

         The following is a summary of the fees billed to Symbollon by BDO Seidman, LLP for professional services rendered for the fiscal years ended December 31, 2004 and December 31, 2003:

         Fee Category                Fiscal 2004 Fees       Fiscal 2003 Fees
         ------------                ----------------       ----------------
         Audit Fees                                 -                $12,250
         Audit-Related Fees                         -                 12,992
         Tax Fees                                   -                      -
         All Other Fees                             -                      -
                                     ----------------       ----------------

         Total Fees                                 -                $25,242
                                     ================       ================

    Audit Fees. Consists of fees billed for professional services rendered for the audit of Symbollon's annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

    Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Symbollon's consolidated financial statements and are not reported under "Audit Fees." These services included review of registration statements.

    Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

    All Other Fees. Consists of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

         All services provided by our independent auditor, Vitale, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Committee to approve services by Vitale in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Vitale is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Vitale's independence.

Former Independent Auditors

         BDO Seidman, LLP was our independent certifying accountant for the fiscal years ended December 31, 2002 and December 31, 2001. On December 16, 2003 they were dismissed by us and we subsequently engaged on December 17, 2003 Vitale, Caturano & Company, Ltd., 80 City Square, Boston, MA 02129-3742, as our certifying accountant for the fiscal year ended December 31, 2003. The dismissal of BDO Seidman, LLP and appointment of Vitale, Caturano & Company, Ltd. was recommended by our Audit Committee and approved by our Board of Directors.

         The reports of BDO Seidman, LLP on our financial statements for the fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of our financial statements for each of the two years ended December 31, 2002 and 2001, and in the subsequent interim period to December 16, 2003, there were no disagreements with BDO Seidman, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the matter in their report. We requested BDO Seidman, LLP to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. BDO furnished a letter, dated January 5, 2004, stating its agreement with such statements.

                  During our the fiscal years ended December 31, 2003 and 2002 and through December 16, 2003, we did not consult with Vitale, Caturano & Company, Ltd. with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 2005 PROXY STATEMENT

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2006 annual meeting, such proposals must be received by Symbollon no later than January 5, 2006. Proposals should be directed to the attention of our Assistant Secretary.

           STOCKHOLDERS PROPOSALS FOR PRESENTATION AT THE 2006 ANNUAL
                MEETING WITHOUT INCLUSION IN THE PROXY STATEMENT

         Stockholders who wish to present any proposal or matter at the 2006 Annual Meeting of Stockholders (other than by the process for including stockholder proposals in the proxy statement) are required to notify our Investor Relations Department of their intent no later than March 21, 2006. The notice should describe the proposal or matter. This requirement does not apply to the deadline for submitting stockholder proposals for inclusion in the proxy statement (see "Stockholders Proposals for the 2006 Proxy Statement" above), nor does it apply to questions a stockholder may wish to ask at the meeting.

         We retain discretion to vote proxies we receive with respect to such proposals received after March 21, 2006. We retain discretion to vote proxies we receive with respect to such proposals received prior to March 21, 2006 provided
(i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement to holders of at least the percentage of our outstanding shares required to approve the proposal.

                          ANNUAL REPORT ON FORM 10-KSB

         We are furnishing without charge to each person whose proxy is being solicited, a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to Symbollon, Attention: Investor Relations.

                                            By order of the Board of Directors,

                                                    PAUL C. DESJOURDY
                                                   Assistant Secretary

Dated: May 3, 2005

                                                                       Exhibit A


                              Symbollon Corporation
                             Audit Committee Charter

Organization

         This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

         The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

         The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

         The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

          o The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

          o The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

          o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-QSB. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

          o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-KSB (or the annual report to shareholders if distributed prior to the filing of Form 10-KSB), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                                                       Exhibit B

                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                         SYMBOLLON PHARMACEUTICALS, INC.

      1. The undersigned, Paul C. Desjourdy, does hereby certify that he is the duly elected and acting President and Treasurer of Symbollon Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

      2. Section I of Article FOURTH of the Certificate of Incorporation of Symbollon Pharmaceuticals, Inc. is amended and restated in its entirety to read as follows:

          "FOURTH: I. The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of (i) Ninety-Three Million Seven Hundred Fifty Thousand (93,750,000) shares of Class A Common Stock, par value $.001 per share ("Class A Common Stock"), (ii) One Million Two Hundred Fifty Thousand (1,250,000) shares of Class B Common Stock, par value $.001 per share ("Class B Common Stock"), and (iii) Five Million (5,000,000) shares of Preferred Stock, par value $.001 per share ("Preferred Stock")."

      3. The foregoing amendment has been duly adopted and approved by, and deemed advisable by, the Board of Directors of the Corporation, and the Board of Directors recommended that the foregoing amendment be approved by the Corporation's stockholders.

      4. At an annual meeting of the stockholders of the Corporation, a majority of the shares of outstanding capital stock of the Corporation entitled to vote thereon was voted in favor of the amendment.

      5. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      6. The capital of the Corporation shall not be reduced under or by reason of the foregoing amendment.
      IN WITNESS WHEREOF, Symbollon Pharmaceuticals, Inc. has caused this certificate to be signed by Paul C. Desjourdy its President and Treasurer this day of , 2005.



By:
     ------------------------------------------
                 Paul C. Desjourdy
              President and Treasurer

                                                                       Exhibit C









                         SYMBOLLON PHARMACEUTICALS, INC.




                             1993 STOCK OPTION PLAN

                         SYMBOLLON PHARMACEUTICALS, INC.
                             1993 STOCK OPTION PLAN



                                Table of Contents


                                                                            Page



1.         Purpose of the Plan...............................................  1
2.         Stock Subject to the Plan.........................................  1
3.         Administration of the Plan........................................  1
4.         Type of Options...................................................  2
5.         Eligibility.......................................................  2
6.         Restrictions on Incentive Stock Options...........................  2
7.         Option and SAR Agreements.........................................  3
8.         Option Price......................................................  4
9.         Manner of Payment; Manner of Exercise.............................  4
10.        Exercise of Options and SARs......................................  5
11.        Term of Options and SARs; Exercisability..........................  5
12.        Options and SARs Not Transferable.................................  7
13.        Terms and Conditions of SARs......................................  7
14.        Recapitalization, Reorganizations and the Like....................  8
15.        No Special Employment Rights....................................... 9
16.        Withholding....................................................... 10
17.        Restrictions on Issuance of Shares................................ 10
18.        Purchase for Investment; Rights of
                 Holder on Subsequent Registration........................... 11
19.        Loans............................................................. 11
20.        Modification of Outstanding Options and SARs...................... 12
21.        Approval of Stockholders.......................................... 12
22.        Termination and Amendment of Plan................................. 12
23.        Limitation of Rights in the Option Shares......................... 12
24.        Notices........................................................... 12

12

                         SYMBOLLON PHARMACEUTICALS, INC.
                             1993 STOCK OPTION PLAN

           1.       Purpose of the Plan.

           The purpose of the Symbollon Pharmaceuticals, Inc. 1993 Stock Option Plan (the "Plan") is to advance the interests of Symbollon Pharmaceuticals, Inc., a Delaware corporation (the "Company"), by providing an opportunity for ownership of the stock (or, in the case of SARs, as defined below, the appreciation of the value of the stock) of the Company by employees, agents and directors of, and consultants to, the Company and its subsidiaries, as defined below. By providing such opportunity, the Company seeks to attract and retain such qualified personnel, and otherwise to provide additional incentive for grantees to promote the success of its business.

           2. Stock Subject to the Plan.

           (a) The total number of shares of the authorized but unissued or treasury shares of the class A common stock, $.001 par value per share, of the Company (the "Common Stock") for which options (the "Options") and stock appreciation rights ("SARs") may be granted under the Plan shall be 3,200,000, subject to adjustment as provided in Section 14 hereof.

           (b) If an Option granted or assumed hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for subsequent Option grants under the Plan; provided, however, that shares as to which an Option has been surrendered in connection with the exercise of a related SAR will not again be available for subsequent Option or SAR grants under the Plan.

           (c) Stock issuable upon exercise of an Option may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board of Directors of the Company (the "Board").

           3. Administration of the Plan.

           (a) The Plan shall be administered by the Board. No member of the Board shall act upon any matter exclusively affecting any Option or SAR granted or to be granted to himself or herself under the Plan. A majority of the members of the Board shall constitute a quorum, and any action may be taken by a majority of those present and voting at any meeting. The decision of the Board as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Board, in its sole discretion, may grant Options to purchase shares of Common Stock and may grant SARs, as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective Option and SAR agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Option and SAR agreements, which may but need not be identical, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option or SAR agreement in the manner and to the extent it shall deem expedient to implement the Plan and shall be the sole and final judge of such expediency. No director shall be liable for any action or determination made in good faith. The Board, in its discretion, may delegate its power, duties and responsibilities to a committee, consisting of two or more members of the Board, all of whom must be "non-employee" directors (as defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), as such term is interpreted from time to time.hereinafter. If a committee is so appointed, all references to the Board herein shall mean and relate to such committee, unless the context otherwise requires.

           4. Type of Options.

           Options granted pursuant to the Plan shall be authorized by action of the Board and may be designated as either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Board. Options designated as incentive stock options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as non-qualified options automatically without further action by the Board on the date of such failure to continue to meet the requirements of
Section 422 of the Code.

           5.       Eligibility.

           Options designated as incentive stock options may be granted only to officers and key employees of the Company or of any subsidiary corporation (herein called "subsidiary" or "subsidiaries"), as defined in Section 424(f) of the Code and the Treasury regulations (the "Regulations") promulgated thereunder. Directors who are not otherwise employees of the Company or a subsidiary shall not be eligible to be granted incentive stock options pursuant to the Plan. Options designated as non-qualified options may be granted to (i) officers and key employees of the Company or of any of its subsidiaries, or (ii) agents, directors of and consultants to the Company, whether or not otherwise employees of the Company.

           In determining the eligibility of an individual to be granted an Option or SAR, as well as in determining the number of shares to be subject to any such Option or SAR, the Board shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Board may deem relevant.

           6.       Restrictions on Incentive Stock Options.

           Incentive stock options (but not non-qualified options) granted under this Plan shall be subject to the following restrictions:

           (a) Limitation on Number of Shares. Ordinarily, the aggregate fair market value of the shares of Common Stock with respect to which incentive stock options are granted (determined as of the date the incentive stock options are granted), exercisable for the first time by an individual during any calendar year shall not exceed $100,000. If an incentive stock option is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year by an individual exceeds such $100,000 limitation, the portion of such option which is in excess of the $100,000 limitation shall be treated as a non-qualified option pursuant to Section 422(d)(1) of the Code. In the event that an individual is eligible to participate in any other stock option plan of the Company or any subsidiary of the Company which is also intended to comply with the provisions of Section 422 of the Code, such $100,000 limitation shall apply to the aggregate number of shares for which incentive stock options may be granted under this Plan and all such other plans.

           (b) Ten Percent (10%) Shareholder. If any employee to whom an incentive stock option is granted pursuant to the provisions of this Plan is on the date of grant the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, then the following special provisions shall be applicable to the incentive stock options granted to such individual:

                    (i) The Option price per share subject to such incentive stock options shall be not less than 110% of the fair market value of the stock determined at the time such Option was granted. In determining the fair market value under this clause (i), the provisions of Section 8 hereof shall apply.

                    (ii) The incentive stock option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.


          7.        Option and SAR Agreements.

           Each Option and SAR shall be evidenced by an agreement (the "Agreement") duly executed on behalf of the Company and by the grantee to whom such Option or SAR is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Board; provided that Options designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code. No Option or SAR shall be granted within the meaning of the Plan and no purported grant of any Option or SAR shall be effective until the Agreement shall have been duly executed on behalf of the Company and the grantee. More than one Option and SAR may be granted to an individual, subject, if applicable, to the limitations of Section 6.

           8. Option Price.

           (a) The Option price or prices of shares of the Common Stock for Options designated as non-qualified stock options shall be as determined by the Board; provided, however, that such Option price shall be not less than 85% of the fair market value of the shares subject to such Option, determined as of the date of grant of such Option.

           (b) Subject to the conditions set forth in Section 6(b) hereof, the Option price or prices of shares of the Company's Common Stock for incentive stock options shall be at least the fair market value of such Common Stock at the time the Option is granted as determined by the Board in accordance with the Regulations promulgated under Section 422 of the Code.

           (c) If such shares are then listed on any national securities exchange, the fair market value shall be the mean between the high and low sales prices, if any, on the largest such exchange on the date of the grant of the Option or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Section 25.2512-2 of the Regulations. If the shares are not then listed on any such exchange, the fair market value of such shares shall be the mean between the closing "Bid" and the closing "Ask" prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the date of the grant of the Option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with
Section 25.2512-2 of the Regulations. If the shares are not then either listed on any such exchange or quoted in NASDAQ, the fair market value shall be the mean between the average of the "Bid" National Daily Quotation Service for the date of the grant of the Option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Section 25.2512-2 of the Regulations. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Board.

           9. Manner of Payment; Manner of Exercise.

           (a) Options granted under the Plan may provide for the payment of the exercise price by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such Options, (ii) shares of Common Stock owned by the grantee having a fair market value equal in amount to the exercise price of the Options being exercised, or (iii) any combination of
(i) and (ii); provided, however, that payment of the exercise price by delivery of shares of Common Stock owned by such grantee may be made only upon the condition that such payment does not result in a charge to earnings for financial accounting purposes as determined by the Board, unless such condition is waived by the Board. The fair market value of any shares of Common Stock which may be delivered upon exercise of an Option shall be determined by the Board in accordance with Section 8 hereof.

           (b) To the extent that the right to purchase shares under an Option has accrued and is in effect, Options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the Option, to the Company, stating the number of shares with respect to which the Option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the person or persons exercising the Option at such time, during ordinary business hours, after thirty (30) days but not more than ninety (90) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the Option.

           10. Exercise of Options and SARs.

           Each Option and SAR granted under the Plan shall, subject to Section 11(b) and Section 14 hereof, be exercisable at such time or times and during such period as shall be set forth in the Agreement; provided, however, that no Option or SAR granted under the Plan shall have a term in excess of ten (10) years from the date of grant. To the extent that an Option or SAR is not exercised by a grantee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be made for less than one hundred (100) full shares of Common Stock. The exercise of an Option shall result in the cancellation of any related SAR with respect to the same number of shares of Common Stock as to which the Option was exercised.

           11.      Term of Options and SARs; Exercisability.

           (a) Term.

                    (i) Each Option and SAR shall expire on a date determined by the Board which is not more than ten (10) years from the date of the granting thereof, except (a) as otherwise provided pursuant to the provisions of Section 6(b) hereof, and (b) for earlier termination as herein provided.

                    (ii) Except as otherwise provided in this Section 11, an Option or SAR granted to any grantee whose employment, for the Company or any of its subsidiaries, is terminated, shall terminate on the earlier of (i) ninety days after the date such grantee's employment, for the Company or any such subsidiary, is terminated, or (ii) the date on which the Option or SAR expires by its terms.

                    (iii) If the employment of a grantee is terminated by the Company or any of its subsidiaries for cause or because the grantee is in breach of any employment agreement, such Option or SAR will terminate on the date the grantee's employment is terminated by the Company or any such subsidiary.

                    (iv) If the employment of a grantee is terminated by the Company or any of its subsidiaries because the grantee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such Option or SAR shall terminate on the earlier of (i) one year after the date such grantee's employment, for the Company or any such subsidiary, is terminated, or (ii) the date on which the Option or SAR expires by its terms.

                    (v) In the event of the death of any grantee, any Option or SAR granted to such grantee shall terminate one year after the date of death, or on the date on which the Option or SAR expires by its terms, whichever occurs first.

           (b)      Exercisability.

                    (i) Except as provided below, an Option or SAR granted to a grantee whose employment, for the Company or any of its subsidiaries, is terminated, shall be exercisable only to the extent that such Option or SAR has accrued and is in effect on the date such grantee's employment, for the Company or any such subsidiary, is terminated.

                    (ii) An Option or SAR granted to a grantee whose employment is terminated by the Company or any of its subsidiaries because he or she has become permanently disabled, as defined above, shall be immediately exercisable as to the full number of shares covered by such Option or SAR, whether or not under the provisions of Section 10 hereof such Option or SAR was otherwise exercisable as of the date of disability.

                    (iii) In the event of the death of a grantee, the Option or SAR granted to such grantee may be exercised as to the full number of shares covered thereby, whether or not under the provisions of Section 10 hereof the grantee was entitled to do so at the date of his or her death, by the executor, administrator or personal representative of such grantee, or by any person or persons who acquired the right to exercise such Option or SAR by bequest or inheritance or by reason of the death of such grantee.

                    (iv) Neither an SAR nor an Option granted granted in connection with an SAR to a person subject to
                                Section 16(b) of the Exchange Act may be exercised before six months after the date of grant.

           12.      Options and SARs Not Transferable.

           The right of any grantee to exercise any Option or SAR granted to him or her shall not be assignable or transferable by such grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act, or the rules thereunder, and any such Option or SAR shall be exercisable during the lifetime of such grantee only by him or her. Any Option or SAR granted under the Plan shall be null and void and without effect upon the bankruptcy of the grantee to whom the Option or SAR is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such Option or SAR.

           13. Terms and Conditions of SARs.

           (a) An SAR may be granted separately or in connection with an Option (either at the time of grant or at any time during the term of the Option).

           (b) The exercise of an SAR shall result in the cancellation of the Option to which it relates with respect to the same number of shares of Common Stock as to which the SAR was exercised.

           (c) An SAR granted in connection with an Option shall be exercisable or transferable only to the extent that such related Option is exercisable or transferable.

           (d) Upon the exercise of an SAR related to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

                    (i) The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the fair market value of a share of Common Stock on the date of exercise of such SAR (as determined by the Board), by

                    (ii) The number of shares as to which such SAR is exercised.

           (e) An SAR granted without relationship to an Option shall be exercisable as determined by the Board, but in no event after ten years from the date of grant.

           (f) An SAR granted without relationship to an Option will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying:

                    (i) The difference obtained by subtracting the fair market value of the a share of Common Stock on the date the SAR was granted from the fair market value of a share of Common Stock on the date of exercise of such SAR (as determined by the Board), by

                    (ii) The number of shares as to which such SAR is exercised.

           (g) Notwithstanding subsections (d) and (f) above, the Board may limit the amount payable upon exercise of an SAR. Any such limitation shall be determined as of the date of grant and noted on the instrument evidencing the SAR granted.

           (h) At the discretion of the Board, payment of the amount determined under subsections (d) and (f) above may be made solely in whole shares of Common Stock valued at their fair market value on the date of exercise of the SAR (as determined by the Board), or solely in cash, or in a combination of cash and shares. If the Board decides to make full payment in shares of Common Stock and the amount payable results in a fractional share, payment for the fractional share shall be made in cash.

           14.      Recapitalization, Reorganizations and the Like.

           In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which Options and SARs may be granted under the Plan and as to which outstanding Options, SARs, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding Options and SARs shall be made without change in the total price applicable to the unexercised portion of such Options and SARs and with a corresponding adjustment in the Option price per share.

           In addition, unless otherwise determined by the Board in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company or (ii) Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock, in his, her or its sole discretion, may deliver to the grantee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding Options in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the grantee would have received had the Option been exercised (but only to the extent then exercisable) and had no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the Option price therefor. Upon receipt of such consideration, all Options (whether or not then exercisable) shall immediately terminate and be of no further force or effect. The value of the stock or other securities the grantee would have received if the Option had been exercised shall be determined in good faith by the Board, and in the case of shares of Common Stock, in accordance with the provisions of
Section 8 hereof.

           The Board shall also have the power and right to accelerate the exercisability of any Options, notwithstanding any limitations in this Plan or in the Agreement upon such a sale, conveyance or Change in Control. Upon such acceleration, any Options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options without the necessity of further Board action.

           A "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding Common Stock, shall acquire such additional shares of Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the Common Stock outstanding.

           Upon dissolution or liquidation of the Company, all Options and SARs granted under this Plan shall terminate, but each grantee (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries as a director, agent or consultant) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Option or SAR to the extent then exercisable.

           If by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Section 424(a) of the Code applies, then, notwithstanding any other provision of the Plan, the Board may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old Option, or substitution of a new option for the old Option, in conformity with the provisions of such Section 424(a) of the Code and the Regulations thereunder, and any such option grant shall not reduce the number of shares otherwise available for issuance under the Plan.

           No fraction of a share shall be purchasable or deliverable upon the exercise of any Option, but in the event any adjustment hereunder in the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

           15.      No Special Employment Rights.

           Nothing contained in the Plan or in any Option or SAR granted under the Plan shall confer upon any grantee any right with respect to the continuation of his or her employment by the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Option or SAR holder from the rate in existence at the time of the grant of an Option or SAR. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board at the time of such occurrence pursuant to uniform nondiscriminatory criteria.

           16.      Withholding.

           The Company's obligation to deliver shares upon the exercise of any non-qualified Option granted under the Plan, or cash upon the exercise of an SAR granted under the Plan, shall be subject to the grantee's satisfaction of all applicable Federal, state and local income and employment tax withholding requirements. The Company and grantee may agree to withhold shares of Common Stock purchased upon exercise of an Option to satisfy the above-mentioned withholding requirements; provided, however, no such agreement may be made by a grantee who is an "officer" or "director" within the meaning of Section 16 of the Exchange Act, except pursuant to a standing election to so withhold shares of Common Stock purchased upon exercise of an Option, such election to be made not less than six months prior to such exercise and which election may be revoked only upon six months prior written notice.

           17.      Restrictions on Issuance of Shares.

           (a) Notwithstanding the provisions of Section 9, the Company may delay the issuance of shares covered by the exercise of an Option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

                    (i) The shares with respect to which such Option has been exercised are at the time of the issue of such shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

                    (ii) Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

           (b) It is intended that all exercises of Options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any Option may be exercised, except as otherwise agreed to by the Company in writing in its sole discretion.

           18. Purchase for Investment; Rights of Holder on Subsequent Registration.

           Unless and until the shares to be issued upon exercise of an Option granted under the Plan have been effectively registered under the Securities Act of 1933, as amended (the "1933 Act"), as now in force or hereafter amended, the Company shall be under no obligation to issue any shares covered by any Option unless the person who exercises such Option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the Option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the 1933 Act, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

           In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any shares with respect to which an Option shall have been exercised, or to qualify any such shares for exemption from the 1933 Act or other applicable statutes, then the Company may take such action and may require from each grantee such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

           19.      Loans.

           At the discretion of the Board, the Company may loan to the grantee some or all of the purchase price of the shares acquired upon exercise of an Option.

           20.      Modification of Outstanding Options and SARs.

           Subject to any applicable limitations contained herein, the Board may authorize the amendment of any outstanding Option or SAR with the consent of the grantee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan.

           21.      Approval of Stockholders.

           The Plan shall become effective upon adoption by the Board; provided, however, that the Plan shall be submitted for approval by the stockholders of the Company no later than twelve (12) months after the date of adoption of the Plan by the Board. Should the stockholders of the Company fail to approve the Plan within such twelve-month period, all Options granted thereunder shall be and become null and void.

           22.      Termination and Amendment of Plan.

           Unless sooner terminated as herein provided, the Plan shall terminate on August 4, 2008. The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, (i) the Board may not, without the approval of the stockholders of the Company obtained in the manner stated in Section 21, increase the maximum number of shares for which Options and SARs may be granted or change the designation of the class of persons eligible to receive Options and SARs under the Plan, and
(ii) any such modification or amendment of the Plan shall be approved by a majority of the stockholders of the Company to the extent that such stockholder approval is necessary to comply with applicable provisions of the Code, rules promulgated pursuant to Section 16 of the Exchange Act, applicable state law, or applicable NASD or exchange listing requirements. Termination or any modification or amendment of the Plan shall not, without the consent of a grantee, affect his or her rights under an Option or SAR theretofore granted to him or her.

           23.      Limitation of Rights in the Option Shares.

           A grantee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Options except to the extent that the Option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued theretofore and delivered to the grantee.


           24.      Notices.

           Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to the attention of the President at the Company's principal place of business; and, if to a grantee, to his or her address as it appears on the records of the Company.